Golden Anvil Concentrates Received and New Process Tested

HENDERSON, NV -- (Marketwire - January 31, 2011) - Royal Mines and Minerals Corp. (OTCBB: RYMM) (Royal Mines), an exploration stage company focused on the development of mining projects in North America, is pleased to announce that the first concentrate shipment from the new Golden Anvil concentration plant has arrived at our Phoenix facility. Under the terms of a Memorandum of Understanding dated October 19, 2010 (the "MOU") with Golden Anvil SA de CV, we provided financing for the construction of the new concentration plant and are processing the concentrates at our Phoenix Facility. We are currently assaying the concentrates to determine the value per ton. Another shipment of concentrate of approximately 7 tons is expected to ship this week. Approximately 150 truckloads (3,000 tons) of head ore has been stockpiled at the concentration plant and is ready to run through the plant over the next several weeks.

Under the MOU, we have agreed, subject to completion of a formal agreement, to form a joint venture with Golden Anvil. Golden Anvil will contribute the Golden Anvil Mine consisting of mineral claims covering 47,618 acres in the state of Nayarit, Mexico (the "Golden Anvil Mine") and the concentration plant. We will contribute $3,000,000, of which $900,000 has been advanced, for the building of the concentration plant. We have had several mining professionals visit the Golden Anvil Mine recently and we are continuing to make improvements to the concentration plant and mining plan. A full time metallurgical engineer was hired by Golden Anvil a few weeks ago and is assisting in the management of the plant operations. Current process rates are at 100 tons of head ore per day and it is expected that we will be at 200 tons per day within 45 days. Please see our new video of the Golden Anvil mine site and concentration plant on our website (www.royalmmc.com).

We also report that we have been testing a new chemical precious metals extraction process licensed to us. We refer to this as "The Cholla Process." This process was originally developed by a PhD chemical engineer and has been researched for several years. We have run over 75 lab scale tests as well as over 100 larger pilot scale tests on various materials in our own facility. We have a separate pilot plant running tests independent of our main plant to help validate the process. We have also contracted with an independent metallurgical laboratory to review and test the process under chain of custody protocol. Initial results from these tests appear compelling and warrant further testing to establish the commercial viability of the process. If this process proves viable it could help us in recovery of precious metals from a number of materials, including ore from the Piute claims in Nevada. We expect to have definitive results from these tests within 30 days.

About Royal Mines and Minerals Corp.:

Royal Mines and Minerals Corp. is a minerals exploration company. Our primary objectives are to 1) commercially extract and refine precious and base metals from our own and others mining assets, 2) joint venture, acquire and develop mining projects in North America, and 3) generate ongoing revenues from the licensing of our proprietary, environmentally-friendly lixiviation process. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines' website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. The volume and value of concentrates from the Golden Anvil concentration plant is subject to many uncertainties and there is no assurance that positive cash flow will be achieved when contemplated or at all. There is no assurance that Royal Mines will be able to meet its required funding under the joint venture with Golden Anvil or that a formal joint venture agreement will be concluded. There is also no assurance that testing of the Cholla process will be successful or result in a decision that the process is commercially viable.

Cautionary Note to Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our SEC filings, File No. 000-52391. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

For more information contact:

Royal Mines and Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973
jmitchell@royalmmc.com